Exhibit 10.2

Execution Version

Wells Fargo Bank, National Association Wells Fargo Securities, LLC 550 South Tryon Street, 7th Floor Charlotte, North Carolina 28202	Bank of America, N.A. BofA Securities, Inc. One Bryant Park New York, New York 10036	TD Bank, N.A. 1 Vanderbilt Avenue New York, New York 10017

CONFIDENTIAL

April 21, 2024

Quanex Building Products Corporation

945 Bunker Hill Road, Suite 900
Houston, TX 77024

Attention: Scott Zuehlke, Senior Vice President, Chief Financial Officer and Treasurer

Re:           Project Jewel Commitment Letter

$750 Million Term Loan A Facility

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BofA Securities”), and TD Bank, N.A. (“TD Bank” and, together with Wells Fargo Bank, Wells Fargo Securities, Bank of America and BofA Securities, the “Commitment Parties” or “we” or “us”) that Quanex Building Products Corporation (the “Borrower” or “you”) seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) of the company previously identified as “Topaz” (the “Acquired Company”) pursuant to a Scheme or Offer (in each case, as defined in the Term Sheet) or any other acquisition of shares in the Acquired Company, (b) refinance in full all or substantially all of the existing material indebtedness of the Acquired Company and the negotiation, execution and delivery of the Interim Finance Documents and the Financing Documentation (the “Refinancing”) and (c) pay fees, commissions and expenses in connection with the foregoing (clauses (a), (b) and (c), collectively, the “Transactions”), all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for a $750 million senior secured term loan A facility (the “Term A Facility” and the loans thereunder, the “Term A Loans”).

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet. This letter, including the annexes attached hereto, is hereinafter referred to as the “Commitment Letter”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.

1.            Commitment. Upon the terms set forth in this Commitment Letter and in the Fee Letters (as defined below) and subject solely to the Certain Funds Provisions (as defined below), Wells Fargo Bank, Bank of America and TD Bank are pleased to advise you of their several and not joint commitments to provide to the Borrower 40%, 40% and 20%, respectively, of the principal amount of each of the Term A Facility and the Interim Facilities (as defined below) (the “Commitment”). The Term A Facility will be documented as an incremental facility under the Second Amended and Restated Credit Agreement dated as of July 6, 2022 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto and Wells Fargo Bank, as agent, which will be documented pursuant to an incremental amendment and will include such additional modifications to the terms of the Existing Credit Agreement as mutually agreed between the Commitment Parties and the Borrower as described in more detail on the Term Sheet, subject to the applicable voting provisions of the Existing Credit Agreement.

In addition, in connection with the Transactions, each of the Commitment Parties is pleased to confirm that, on or prior to the date of this Commitment Letter, it has executed and delivered to the Borrower an interim facilities agreement (the “Interim Facilities Agreement”) in respect of (a) its several, but not joint, commitment to provide 40%, in the case of Wells Fargo Bank, 40%, in the case of Bank of America, and 20%, in the case of TD Bank, of the entire principal amount of the $750 million interim facilities (the “Interim Facilities”) in substantially the form of the interim facilities agreement attached hereto as Annex B (the “Agreed Form IFA”). The obligations under the Interim Facilities Agreement shall be separately enforceable in accordance with its terms. The provisions of this Commitment Letter will also remain in full force and effect notwithstanding the entry into the Interim Facilities Agreement and the advance of funds thereunder, unless this Commitment Letter has been terminated in accordance with its terms. “Interim Closing Date” has the meaning given to that term in the Interim Facilities Agreement.

It is however acknowledged and agreed by the parties to this Commitment Letter that it is their intention that (a) the commitments to provide the Interim Facilities are not duplicative of the commitments to provide the Term A Facility and (b) if the Interim Facilities are made available to you pursuant to the Interim Facilities Agreement, the Interim Facilities will, on or before the Final Repayment Date (as defined in the Interim Facilities Agreement), be repaid/replaced in full by the Term A Loans made under the Term A Facility.

In connection with this Commitment Letter, the Borrower and the requisite Lenders have entered into a waiver to the Existing Credit Agreement, effective as of the date hereof, to permit the Transactions and the incurrence of the Incremental Facilities and the Interim Facilities.

2.            Titles and Roles. Wells Fargo Securities, BofA Securities and TD Bank, each acting alone or through or with affiliates selected by it, will act as the joint bookrunners and joint lead arrangers (in such capacities, the “Lead Arrangers”) in arranging and syndicating the Term A Facility. Wells Fargo Bank (or an affiliate selected by it) will continue to act as the sole administrative agent for the Existing Credit Agreement, including for the Term A Facility (in such capacity, the “Administrative Agent”). No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded, and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall agree in writing. It is further agreed that Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Term A Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Term A Facility.

You will designate one of the Lead Arrangers or any third party that you so elect to act as Interim Facility Agent and Interim Security Agent (each as defined in the Interim Facilities Agreement) (the “IFA Agent”) and each Lead Arranger irrevocably and unconditionally confirms that (x) they will accept (or procure that an affiliate accepts) such appointment and (y) they will accept the appointment of any other person in such role(s) if so designated by you. For the avoidance of doubt, each Commitment Party confirms that its commitments under this letter are not conditional upon being so appointed as Interim Facility Agent and/or Interim Security Agent.

3.            Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to (a) with respect to the Term A Facility (but not the commitment to provide the Interim Facilities or the rights or obligations of the parties under the Interim Facilities Agreement or the agreement of any Commitment Party to perform the services under the Interim Facilities Agreement), the conditions set forth in the sections entitled “Conditions to Closing and Initial Extensions of Credit” in the Term Sheet, and (b) with respect to the Interim Facilities Agreement, paragraph (a) of clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement (together with clause 3.2 (Certain Funds Period) of the Interim Facilities Agreement, collectively, the “Certain Funds Provisions”); and, upon satisfaction (or waiver by the Commitment Parties) of such conditions and request for funding by the Borrower, the initial funding of the Term A Facility and/or the Interim Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Interim Facilities Agreement, the Fee Letter and the Financing Documentation and the Interim Finance Documents (as defined in the Interim Facilities Agreement).

The commitments of the Commitment Parties hereunder to fund and/or make available the Interim Facilities are subject solely to the conditions set forth in the Interim Facilities Agreement (and shall not, for the avoidance of doubt, be subject to any of the conditions set forth in clause (a) of the preceding paragraph, including without limitation the Certain Funds Provisions), and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Interim Facilities shall occur in accordance with the Interim Facilities Agreement; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments made available under the Interim Facilities Agreement, including compliance with the terms of this Commitment Letter, the Fee Letter and/or the Financing Documentation.

We further refer to the letter, dated on or around the date of this Commitment Letter, relating to the documentary conditions precedent set out in Schedule 3 (Conditions Precedent) of the Interim Facilities Agreement (as such letter may be amended, amended and restated, supplemented, modified or replaced from time to time, the “Interim CP Satisfaction Letter”). The terms and conditions of the Interim CP Satisfaction Letter shall continue and apply for the purposes of paragraph (a) of clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement and the Financing Documentation once executed and accordingly, we confirm (in our various capacities under the Interim Facilities Agreement and Financing Documentation) that (a) all the documents and evidence referred to in paragraph 2.2(a) of the Interim CP Satisfaction Letter (i) are in form and substance satisfactory to us and (ii) for the purposes of the Financing Documentation, will be accepted by us in satisfaction of the equivalent conditions precedent in the Financing Documentation to those set out in the Interim Facilities Agreement on the date of execution of the Financing Documentation and (b) all the documents and evidence referred to in paragraph 2.2(b) of the Interim CP Satisfaction Letter (i) are in an agreed form and (ii) once executed and/or delivered in such agreed form, as the case may be, by you (or such other relevant party) (A) such documents and other evidence shall be in form and substance satisfactory to us, (B) all conditions precedent to first utilization of the Interim Facilities specified in paragraph (a)(i) of clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement will, subject to the other provisions of clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement, be satisfied and the Interim Facilities will be unconditionally available for utilization, and (C) for the purposes of the Financing Documentation, such documents and other evidence will be accepted by us in satisfaction of the equivalent conditions precedent in the Financing Documentation to those set out in the Interim Facilities Agreement on the date of execution of the Financing Documentation once any necessary changes have been made, solely to reflect that funding will occur under the Financing Documentation (and not the Interim Facilities Agreement).

Each Commitment Party also confirms that (a) it has completed all client identification procedures in respect of the Borrower, that, in each case, it is required to carry out in connection with making the Term A Facility or, as the case may be, the Interim Facilities available in connection with the Transactions and assuming its other liabilities and performing its obligations under the Commitment Documents (as defined below), in compliance with all applicable laws, regulations and internal requirements (including, without limitation, all applicable money laundering rules and “know your customer” requirements and beneficial ownership certifications under the Beneficial Ownership Regulation (as defined below)), (b) it has obtained all necessary approvals (including credit committee approvals and all other relevant internal approvals) to allow it to arrange, manage, underwrite and/or make available the Term A Facility and the Interim Facilities in the amounts specified in this Commitment Letter and/or the Interim Facilities Agreement (as applicable) and does not require any further internal credit sanctions or other approvals in order to arrange, manage and underwrite the Term A Facility or the Interim Facilities (as applicable) in such amounts and (c) it has received, reviewed and is satisfied with the “Synergies Analysis” prepared by Bain and the “Financial Due Diligence Report” prepared by KPMG, in each case, in such form provided to us on or prior to the date of this Commitment Letter and that we will accept in satisfaction of any condition precedent to availability of the Interim Facilities or, as the case may be, the Term A Facility requiring delivery of that document an updated version of the document that is not substantially different in respects that are materially adverse to the interests of the Commitment Parties or Original Interim Lenders (as defined in the Interim Facilities Agreement) (as applicable), in their respective capacities as such under the Term A Facility or the Interim Facilities (as applicable), taken as a whole, under the Financing Documentation or Interim Finance Documents (as applicable), compared to the version of the document accepted by us pursuant to this paragraph or with such amendments or modifications thereto that have been made with the consent or approval of the Lead Arrangers (such consent or approval not to be unreasonably withheld, conditioned or delayed).

4.            Syndication.

(a)            The Lead Arrangers intend and reserve the right, both prior to and after the Closing Date, to secure commitments for the Term A Facility from a syndicate of banks, financial institutions and other entities, in each case, other than Disqualified Institutions (as defined below), identified by the Lead Arrangers in consultation with you and reasonably acceptable to you (with such consent not to be unreasonably withheld or delayed) (such banks, financial institutions and other entities committing to the Term A Facility, including Wells Fargo Bank, Bank of America and TD Bank, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to assist, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to assist, us actively in achieving a syndication of the Term A Facility that is satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate remaining members of management of the Acquired Company and its representatives and advisors to, reasonably (i) provide promptly to the Commitment Parties and the other Lenders upon reasonable request all customary information reasonably deemed necessary by the Lead Arrangers to assist the Lead Arrangers and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable times and places mutually agreed upon, (iii) host, with the Lead Arrangers, one or more virtual meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more confidential information memoranda and other marketing materials, including any financial statements required under the Certain Funds Provisions, in form and substance reasonably satisfactory to the Lead Arrangers to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from the existing lending relationships of the Borrower and the Acquired Company, (vi) [reserved] and (vii) ensure (and use your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Closing Date and Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than the Term A Facility) without the written consent of the Lead Arrangers, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected, in the reasonable discretion of the Lead Arrangers, to materially impair the syndication of the Term A Facility (it being understood that (A) indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries and of the Acquired Company and its subsidiaries for capital expenditures, working capital, capital leases, purchase money debt and equipment financings, and (B) other indebtedness to be agreed among the Borrower and the Lead Arrangers will not be subject to this clause (vii)). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any agreement containing an obligation of confidentiality binding on you, the Acquired Company or your or its respective affiliates; provided that (i) in the event that you do not provide information in reliance on this sentence, you shall (x) provide notice to the Lead Arrangers that such information is being withheld pursuant to such law, rule or regulation or agreement and (y) use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information and (ii) none of the foregoing shall be construed to limit any of the conditions set forth in this Commitment Letter. For the avoidance of doubt, the only projections or pro forma or other financial statements that shall be required to be provided to the Lead Arrangers in connection with the syndication of the Term A Facility shall be those required to be delivered pursuant to the Certain Funds Provisions.

(b)            The Lead Arrangers and/or one or more of their affiliates will exclusively manage all aspects of the syndication of the Term A Facility (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached (with your consent not to be unreasonably withheld and excluding Disqualified Institutions), when they will be approached, whose commitments will be accepted (with your consent not to be unreasonably withheld and excluding Disqualified Institutions), any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arrangers’ right to syndicate the Term A Facility and receive commitments with respect thereto, unless otherwise agreed to by you, (i) the Commitment Parties shall not be relieved or released from their obligations hereunder (including their obligation to fund the Term A Facility on the Closing Date or the Interim Facilities on the Interim Closing Date) in connection with any syndication, assignment or participation in the Term A Facility, including their respective Commitment, until the initial funding under the Term A Facility has occurred on the Closing Date or the expiry of the Certain Funds Period, (ii) no assignment by either Commitment Party shall become effective with respect to all or any portion of the Commitment in respect of the Term A Facility until the initial funding of the Term A Facility on the Closing Date or in respect of the Interim Facilities until the initial funding of the Interim Facilities on the Interim Closing Date (as defined in the Interim Facilities Agreement), (iii) unless you and we agree in writing, the Commitment Parties will retain exclusive control over all rights and obligations with respect to their respective Commitment in respect of the Term A Facility and the Interim Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred (in respect of the Term A Facility) or the initial funding of the Interim Facilities on the Interim Closing Date (as defined in the Interim Facilities Agreement) has occurred and (iv) the Lead Arrangers will not syndicate to (a) any person identified by the Borrower by name in writing to the Lead Arrangers on or prior to the date hereof as a disqualified person, (b) any clearly identifiable affiliate (solely by virtue of its name) of any person referred to in clause (a) above (other than bona fide diversified debt funds) and (c) competitors (and such competitors’ sponsors and affiliates identified in writing or clearly identifiable solely on the basis of their names (other than bona fide diversified debt funds)) of the Borrower, separately identified in writing by you to us after the date hereof and prior to the syndication of the Term A Facility (collectively, the “Disqualified Institutions”). After the Closing Date, the list of Disqualified Institutions may be updated from time to time to include competitors (and such competitors’ sponsors and affiliates identified in writing or clearly identifiable solely on the basis of their names (other than bona fide diversified debt funds)) of the Borrower separately identified in writing to the Administrative Agent. No such identification after the date hereof shall apply retroactively to disqualify any person that has previously acquired an assignment or participation of an interest in any of the Term A Facility with respect to such amounts previously acquired. Without limiting your obligations to assist with the syndication efforts as set forth herein and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Term A Facility and in no event shall the successful completion of the syndication of the Term A Facility constitute a condition to the availability of the Term A Facility on the Closing Date or the Interim Facilities on the Interim Closing Date (as defined in the Interim Facilities Agreement), or the compliance with any of the other provisions set forth in clauses (i) through (vii) of the immediately preceding paragraph (other than the Certain Funds Provisions) shall not constitute a condition to the commitments hereunder or the funding of the Term A Facility on the Closing Date or any time thereafter or the Interim Facilities on the Interim Closing Date (as defined in the Interim Facilities Agreement).

5.            Information.

(a)            You represent, warrant and covenant that (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder or the funding of the Term A Facility on the Closing Date) (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, the Acquired Company or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto, in each case) and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, the Acquired Company or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you or the Acquired Company to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly notify us and promptly supplement the Information and the Projections so that such representations and warranties are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Acquired Company and its subsidiaries prior to the Closing Date, the foregoing representations, warranties and covenants are made to your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their respective subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby for the purposes of effectuating the Transactions.

(b)            You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information or information that would be MNPI if the Acquired Company were a U.S. public reporting company) (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or their respective subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arrangers, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Term Loan A Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will assist the Lead Arrangers in identifying and conspicuously marking any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders; provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Term Loan A Facility, (y) financial information regarding the Borrower, the Acquired Company and their respective subsidiaries (other than the Projections) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. Such customary authorization letter shall exculpate you, the Acquired Business and your and their respective subsidiaries with respect to any liability related to the misuse, and us and our affiliates with respect to any liability related to the use or misuse, of the contents of the Informational Materials.

6.            Indemnification; Limitation of Liability.

(a) Indemnification. You agree to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses, subject to the limitations expressed below), joint or several, to which such Indemnified Party may become subject or that may be incurred or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Interim Facilities Agreement, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Interim Facilities Agreement and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Term Loan A Facility or the Interim Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) not later than 10 business day after written demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter, the Interim Facilities Agreement, or the Financing Documentation, as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Term Loan A Facility or the Interim Facilities, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors, an Indemnified Party or any other third party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(b) Limitation of Liability. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, willful misconduct or material breach in bad faith of its obligations under this Commitment Letter. Neither any Indemnified Party nor you or the Acquired Company (or any of your or their respective subsidiaries or affiliates) will be liable for any indirect, consequential, special or punitive damages (in the case of you, other than in respect of any such damages required to be indemnified under this paragraph) in connection with this Commitment Letter, the Fee Letter, the Financing Documentation, the Interim Facilities or any other element of the Transactions; provided that this sentence shall not limit any Indemnified Party’s right to indemnification for any indirect, consequential, special or punitive damages incurred or paid by an Indemnified Party to a third party for which such Indemnified Party is otherwise entitled to indemnification pursuant to clause (a) above. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach in bad faith of such Indemnified Party. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment in any such proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and to the extent required by, this paragraph. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent shall not be unreasonably withheld or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

7.            Expenses. You agree to reimburse each of the Commitment Parties, from time to time on written demand, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable legal fees and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Commitment Parties and, if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty), due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak and communication costs, incurred in connection with the syndication and execution of the Term Loan A Facility and the Interim Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter, the Interim Facilities Agreement, the Financing Documentation and any security arrangements in connection therewith.

8.            Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the (a) the interim fee letters of even date herewith, each between you and one or more of the Commitment Parties and entered into in connection with this Commitment Letter and the Interim Facilities Agreement (the “Interim Fee Letters”) and (b) fee letters of even date herewith, each between you and one or more of the Commitment Parties and entered into in connection with this Commitment Letter (together with the Interim Fee Letters, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

9.            Confidentiality.

(a)            This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the Interim Facilities Agreement and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents and the Interim Facilities Agreement for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), including, for the avoidance of doubt, any disclosure of the Commitment Documents, Interim Facilities Documents and other applicable documents required to be disclosed in accordance with the UK City Code on Takeovers and Mergers (the “City Code”) , as administered by the Panel on Takeovers and Mergers (the “Panel”), (iii) of the Commitment Documents and the Interim Facilities Agreement on a confidential basis to the board of directors, officers and advisors of the Acquired Company in connection with their consideration of the Acquisition (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) of the Commitment Documents and the Interim Facilities Agreement on a confidential basis to your investors and lenders who have been advised of their obligation to maintain the confidentiality of the Commitment Documents and the Interim Facilities Agreement for the purpose of evaluating, negotiating, entering into or consenting to the Transactions, and (v) this Commitment Letter and the Interim Facilities Agreement, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. In connection with any disclosure by you to any third party as set forth above (except as set forth in clause (ii) above), you shall notify such third party of the confidential nature of the Commitment Documents and the Interim Facilities Agreement and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents, the Interim Facilities Agreement or any portion thereof to maintain the confidentiality of the Commitment Documents, the Interim Facilities Agreement or any portion thereof. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Term Loan A Facility and the Interim Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you; provided that disclosure of the Commitment Documents, Interim Facilities Documents and other applicable documents required to be disclosed in accordance with the City Code, as administered by the Panel, is expressly permitted. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, the Acquired Company or their representatives relating to the Term Loan A Facility or the Interim Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed). Your obligations under this paragraph with regard to this Commitment Letter and the Interim Facilities Agreement (but not the Fee Letters) shall terminate on the earlier of (x) the second anniversary of the date hereof and (y) one year following the termination of this Commitment Letter in accordance with its terms.

(b)            Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (it being understood that (x) the persons to whom such disclosure is made will be informed of the confidential nature of such information and advised of their obligation to keep such information confidential and (y) no disclosures will be made to any Disqualified Institution), (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, such Commitment Party shall, to the extent permitted by law, inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates and their directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents of such respective affiliates who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company or the Borrower, (viii) to the extent that such information is independently developed by such Commitment Party, and (ix) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) the second anniversary of the date hereof and (y) one year following the termination of this Commitment Letter in accordance with its terms and shall otherwise automatically terminate and be superseded by the confidentiality provisions in the Financing Documentation upon the execution and delivery thereof.

(c)            The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you and any additional borrowers or guarantors under the Term Loan A Facility, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

10.            Other Services.

(a)            Nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b)            You acknowledge that each Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)            In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Term Loan A Facility, the Interim Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents or the Interim Facilities Agreement, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

(d)            You acknowledge that certain of the Commitment Parties are currently acting as an administrative agent, a lender and in other capacities under the Existing Credit Agreement and your and such Commitment Party’s rights and obligations under the Existing Credit Agreement and any other Loan Documents (as defined in the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s performance or lack of performance hereunder. You hereby agree that the Commitment Parties may render their respective services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing and you hereby waive any conflict of interest claims relating to the relationship between any Commitment Party and you and your subsidiaries in connection with the engagement contemplated hereby on the one hand, and the exercise by any Commitment Party or any of its affiliates of any of their rights and duties under the Existing Credit Agreement and any other Loan Documents, on the other hand.

11.            Acceptance/Expiration of Commitments.

(a)            This Commitment Letter and the Commitment of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein (but not the commitments and undertakings under the Interim Facilities Agreement which shall terminate in accordance with their terms) shall automatically terminate at 11:59 p.m. (Eastern Time) on April 21, 2024 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered to the Lead Arrangers by such time.

In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein (but not the commitments and undertakings under the Interim Facilities Agreement which shall terminate in accordance with their terms) will automatically terminate without further action or notice upon the earliest to occur of (i) if the first Announcement has not been released by such time, 11:59 p.m., New York City time, on the date that is five (5) business days after the date on which this Commitment Letter is executed by you (or such later date that the Commitment Parties agree to); (ii) if the Acquisition is intended to be completed pursuant to a Scheme, the date upon which the Scheme lapses (including, subject to exhausting any rights of appeal, if the relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms in the Announcement or Scheme Document (other than where (a) such lapse or withdrawal is as a result of the exercise of the Borrower’s right to effect a switch from the Scheme to the Offer or (b) it is otherwise to be followed within twenty (20) business days by an Announcement made by the Borrower to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement); (iii) if the Acquisition is intended to be completed pursuant to an Offer, the date upon which the Offer lapses or is withdrawn in writing in accordance with its terms in the Announcement or Offer Document (other than where (a) such lapse or withdrawal is as a result of the exercise of the Borrower’s right to effect a switch from the Offer to a Scheme or (b) it is otherwise to be followed within twenty (20) business days by an Announcement made by the Borrower to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement); and (iii) the date falling nine (9) months and eight (8) weeks after the date of the first Announcement (such earliest date, the “Expiration Date”); provided that, if the Interim Closing Date (as defined in the Interim Facilities Agreement) has occurred by then, such date shall automatically be extended to the later of (A) the Expiration Date and (B) the date falling 90 days after the Interim Closing Date (as defined in the Interim Facilities Agreement).

12.            Survival. The sections of this Commitment Letter and the Fee Letters relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of the Commitment Parties or the undertakings of the Lead Arrangers set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Syndication Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

13.            Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letters or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14.            Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof (other than the Interim Facilities). No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters. This Commitment Letter and the Fee Letters shall not be assignable by you without the prior written consent of the Commitment Parties (and if such right of assignment is so exercised, each Commitment Party irrevocably and unconditionally agrees to enter into a replacement Interim Facilities Agreement (if executed) and/or any other document relating thereto including a condition precedent satisfaction letter in the same form as the Interim CP Satisfaction Letter), and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party or, in respect of the Interim Facilities Agreement, the parties thereto. This Commitment Letter and the Fee Letters may be executed in separate counterparts with the same effect as if all signatory parties had signed the same document, all of which taken together shall together be considered one and the same agreement. The execution and delivery of this Commitment Letter and the Fee Letters shall be deemed to include electronic signatures on electronic platforms approved by Wells Fargo, which shall be of the same legal effect, validity or enforceability as delivery of a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, upon the request of any party hereto, such electronic signature shall be promptly followed by the original thereof. This Commitment Letter and each Fee Letter may only be amended, modified or superseded by an agreement in writing signed by you and each Commitment Party party thereto (but, for the avoidance of doubt, the Interim Facilities Agreement may be amended or waived in accordance with its terms).

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arrangers, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Benita V. Reyes
	Name:	Benita V. Reyes
	Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Johnathan Temesgen
	Name:	Johnathan Temesgen
	Title:	Managing Director

Commitment Letter

BANK OF AMERICA, N.A.

By:	/s/ Mark Kushemba
	Name:	Mark Kushemba
	Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Mark Kushemba
	Name:	Mark Kushemba
	Title:	Managing Director

Commitment Letter

TD BANK, N.A.

By:	/s/ Richard A. Zimmerman
	Name:	Richard A. Zimmerman
	Title:	Managing Director

Commitment Letter

Agreed to and accepted as of the date first above written:

Quanex Building Products Corporation

By:	/s/ Scott Zuehlke
	Name:	Scott Zuehlke
	Title:	Chief Financial Officer

Commitment Letter

ANNEX A

TERM A FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Quanex Building Products Corporation, a Delaware corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Securities, LLC (“Wells Fargo Securities”), BofA Securities, Inc. (“BofA Securities”) and TD Bank, N.A. (“TD Bank”) will act as joint lead arrangers and joint bookrunners for the Term A Facility (in such capacity, the “Lead Arrangers”).

Lenders:	Wells Fargo Bank, National Association (“Wells Fargo Bank”), Bank of America, N.A. (“Bank of America”) and TD Bank and a syndicate acceptable to Borrower of financial institutions and other entities excluding any Disqualified Institutions (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	Wells Fargo Bank (in such capacity, the “Administrative Agent”).

Scheme:	The scheme of arrangement effected pursuant to Part 26 of the Companies Act 2006 to be proposed by Topaz to its shareholders to implement the Acquisition pursuant to which the Company will, subject to the occurrence of the Scheme Effective Date (as defined in the Interim Facilities Agreement) become the holder of the Target Shares that are the subject of that scheme of arrangement (the “Scheme”).

Facilities:	Senior secured term loan A facility in an aggregate principal amount of $750 million (the “Term A Facility”); provided that the Term A Facility will be automatically reduced, on a dollar for dollar basis, by the greater of (i) the aggregate amount of any Revolving Credit Loans (as defined in the Existing Credit Agreement) borrowed under the existing Revolving Credit Commitments (as defined in the Existing Credit Agreement) after April 18, 2024 but on or prior to the Closing Date to fund the Transactions and (ii) the aggregate principal amount of any Revolver Upsize (as defined below). For the avoidance of doubt, the Interim Facilities shall not be reduced in connection with either of the preceding clauses (i) or (ii).

Use of Proceeds:	The proceeds of the Term A Facility will be used to fund a portion of the purchase price of the Transactions.

Closing Date:	The date on which the Term A Facility is closed (the “Closing Date”).

Availability:	The Term A Facility will be available on and from the date on which the Financing Documentation is signed until the end of the Certain Funds Period (as defined below); provided that the number of drawings under the Term A Facility shall not exceed (A) in the case of a Scheme, one and (B) in the case of an Offer, ten.

Incremental Facilities:	Same as under the Existing Credit Agreement.

Documentation:	The Term A Facility will be documented as an incremental facility under the Existing Credit Agreement pursuant to an Incremental Amendment (as defined in the Existing Credit Agreement) (the “Incremental Amendment” and together with the other Loan Documents (as defined in the Existing Credit Agreement), the “Financing Documentation”). The Incremental Amendment will also (x) modify the Applicable Margin for the Revolving Credit Facility as set forth on Schedule I hereto, (y) include such additional modifications to the terms of the Existing Credit Agreement as mutually agreed between the Commitment parties and the Borrower on a “best efforts” basis, subject to the applicable voting provisions of the Existing Credit Agreement (collectively, the “Best Efforts Amendments”), which modifications are anticipated to include: (i) an increase of up to $150,000,000 in the existing Revolving Credit Commitments under the Existing Credit Agreement (for an aggregate of $475,000,000 in Revolving Credit Commitments), with a corresponding reduction in the amount of the Term A Facility (the “Revolver Upsize”), (ii) increases to the Alternative Currency Sublimit, the L/C Sublimit and the Swingline Commitment to be mutually agreed, (iii) extending the maturity of the Revolving Credit Commitments to the date that is five years after the Closing Date (the “Revolver Maturity Extension”), (iv) refreshing all negative covenant “baskets”, including with respect to Incremental Facilities, increasing the dollar component of such “baskets” based on pro forma Consolidated EBITDA as of the Closing Date and increasing Event of Default and other thresholds to be agreed, and (v) modifying the definition of “Consolidated EBITDA” to extend the time horizon for realizing events attributable to a Permitted Acquisition to 24 months after the Closing Date; provided that, for the avoidance of doubt, this Commitment Letter does not constitute a guarantee as to the success of any of the Best Efforts Amendments and the commitments of the Commitment Parties are not conditioned upon the success of the Best Efforts Amendments and (z) include solely to the extent the Incremental Amendment is executed prior to the Closing Date, those representations, warranties and covenants relating to the conduct of the Offer or Scheme expressly set forth in the Interim Facilities Agreement which shall be applicable only to the parties set forth in the Interim Facilities Agreement and apply solely prior to the Closing Date (other than paragraphs 8(i) and (j) (Acquisition Undertakings) of Part II of Schedule 5 (Major Representations, Undertakings and Events of Default) of the Interim Facilities Agreement, which shall be included in the Incremental Amendment and apply from the Closing Date, whether or not the Incremental Amendment is executed prior to the Closing Date).

Guarantors:	Same as under the Existing Credit Agreement, subject to the joinder of the applicable Subsidiaries of the Target upon or promptly following consummation of the Transactions.

Security:	Same as under the Existing Credit Agreement, subject to the joinder of Collateral from the applicable Subsidiaries of the Target upon consummation of the Transactions.

Final Maturity:	The final maturity of the Term A Facility will occur on July 6, 2027 or, if the Revolver Maturity Extension is consummated, the date that is five years after the Closing Date (the “Maturity Date”).

Amortization:	The Term Loan A Facility will amortize in an amount equal to 5.00% of the original principal amount of the Term A Facility per annum, in equal installments, on a quarterly basis (beginning with the first full fiscal quarter after the Closing Date) and with the remainder due on the Maturity Date.

Interest Rates and Fees:	Interest rates and fees in connection with the Term A Facility will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:

Subject to the next paragraph, the Term A Facility will be required to be prepaid with:

(a)        100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its restricted subsidiaries, subject to reinvestment provisions and baskets otherwise consistent with the Existing Credit Agreement, subject to any modifications pursuant to the Best Efforts Amendments, if applicable; and

(b)       100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its restricted subsidiaries (including the issuance by any such subsidiary of any of its equity interests to someone other than the Borrower or a subsidiary of the Borrower), subject to reinvestment provisions and baskets mutually acceptable to the Commitment Parties and the Borrower.

(c)        All such mandatory prepayments of the Term A Facility will be applied to the remaining scheduled amortization payments in direct order of maturity.

Optional Prepayments and Commitment Reductions:	Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except Term SOFR breakage costs). Any optional prepayment of the Term A Facility will be applied as directed by the Borrower to the remaining scheduled amortization payments (and absent such direction, in direct order of maturity thereof).

Offer:

The takeover offer (as defined in section 974 of the Companies Act 2006) by the Company in accordance with the City Code to acquire all of the Target Shares that are the subject of that takeover offer (within the meaning of Section 975 of the Companies Act 2006) pursuant to the Offer Documents (the “Offer”).

“Offer Documents” means the applicable Announcement and the offer documents dispatched to shareholders of the Acquired Company setting out the terms and conditions of an Offer.

Conditions to Closing and Initial Extensions of Credit:

The making of the initial extensions of credit under the Term A Facility will be subject solely to (a) delivery of a customary borrowing notice, (b) the conditions set forth or referred to in clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement (with such conforming changes to the definitions of “Agreement” and “Interim Finance Documents” and the “KYC” requirements as necessary to reflect that funding will take place pursuant to the Financing Documentation and not the Interim Facilities Agreement) and (c) the execution of the Incremental Amendment by the Loan Parties.

The Financing Documentation will include equivalent provisions to clause 3.2 (Certain Funds Period) of the Interim Facilities Agreement with respect to the Term A Facility (with such conforming changes to the definitions of “Agreement”, “Interim Commitment”, “Interim Finance Documents” and “Interim Utilisation” as necessary to reflect that funding will take place pursuant to the Financing Documentation and not the Interim Facilities Agreement).

Certain Funds Period:

“Certain Funds Period” means the period from (and including) the date of the Financing Documentation to (and including) 11:59 p.m., New York City time, on the earliest of:

(a) if the Acquisition is intended to be completed pursuant to a Scheme, the date on which the Scheme lapses (including, subject to exhausting any rights of appeal, if a relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms in the Announcement or Scheme Document (other than (a) where such lapse or withdrawal is as a result of the exercise of Borrower’s right to effect a switch from the Scheme to the Offer or (b) it is otherwise to be followed within twenty (20) business days by an Announcement made by the Borrower to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement or, as applicable, the relevant Financing Documentation;

(b) if the Acquisition is intended to be completed pursuant to an Offer, the date on which the Offer lapses, terminates or is withdrawn in writing in accordance with its terms in the Announcement or Offer Document (other than (a) where such lapse or withdrawal is as a result of the exercise of the Borrower’s right to effect a switch from the Offer to a Scheme or

(b) it is otherwise to be followed within twenty (20) business days by an Announcement made by Borrower to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement or, as applicable, the relevant Financing Documentation;

(c) the first business date falling after the Expiration Date provided that, if the Interim Closing Date (as defined in the Interim Facilities Agreement) has occurred by then, such date shall automatically be extended to the later of (A) the Expiration Date and (B) the date falling 90 days after the Interim Closing Date; and

(d) if the first Announcement has not been released by such time, five (5) business days following the date you countersign the Commitment Letter.

Representations and Warranties:	Same as under the Existing Credit Agreement, subject to any modifications pursuant to the Best Efforts Amendments, if applicable.

Affirmative Covenants:	Same as under the Existing Credit Agreement, subject to any modifications pursuant to the Best Efforts Amendments, if applicable.

Negative Covenants:	Same as under the Existing Credit Agreement, as amended to permit the Acquisition and the Term A Facility, subject to any modifications pursuant to the Best Efforts Amendments, if applicable.

Financial Covenants:	Same as under the Existing Credit Agreement.

Events of Default:	Same as under the Existing Credit Agreement, subject to any modifications pursuant to the Best Efforts Amendments, if applicable.

Yield Protection and Increased Costs:	Same as under the Existing Credit Agreement.

Assignments and Participations:	Same as under the Existing Credit Agreement.

Amendments and Waivers:	Same as under the Existing Credit Agreement.

Indemnification:	Same as under the Existing Credit Agreement.

Expenses:	Same as under the Existing Credit Agreement.

Governing Law; Exclusive Jurisdiction and Forum:	Same as under the Existing Credit Agreement.

Waiver of Jury Trial and Punitive and Consequential Damages:	Same as under the Existing Credit Agreement.

Counsel for the Lead Arrangers and the Administrative Agent:	Cahill Gordon & Reindel llp.

SCHEDULE I

INTEREST AND FEES

Interest:

Loans under the Term A Facility and the Revolving Credit Facility will bear interest, at the Borrower’s options, at (A) the Base Rate plus the Interest Margin (as defined below) or (B) Adjusted Term SOFR plus the Interest Margin.

“Base Rate” and “Adjusted Term SOFR” have the meanings given to them in the Existing Credit Agreement. For clarity, “Adjusted Term SOFR” will include a 10 basis points credit spread adjustment.

Default Interest:	Any principal or interest payable under or in respect of the Term A Facility or the Revolving Credit Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to Base Rate Loans plus 2% per annum.

Interest Margins:	The applicable interest margins (the “Interest Margins”) for Term A Facility and the Revolving Credit Facility will be (x) 2.50% per annum, in the case of Adjusted Term SOFR Loans and (y) 1.50% per annum, in the case of Base Rate Loans; provided that after the date on which the Borrower shall have delivered financial statements for the first full fiscal quarter ending after the Closing Date, the Interest Margins for the Term A Facility and the Revolving Credit Facility will be determined in accordance with the Pricing Grid set forth below.

Pricing Grid:	The applicable Interest Margins after the date on which the Borrower shall have delivered financial statements for the first full fiscal quarter ending after the Closing Date with respect to the Term A Facility and the Revolving Credit Facility shall be based on the Consolidated Net Leverage Ratio (as defined in the Existing Credit Agreement) pursuant to the following grid:

Level	Consolidated Net Leverage Ratio	Interest Margin for Term SOFR Loans	Interest Margin for Base Rate Loans	Revolving Unused Fee
I	Less than or equal to 1.50 to 1.00	2.000%	1.000%	0.150%
II	Greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00	2.250%	1.250%	0.175%
III	Greater than 2.25 to 1.00 but less than or equal to 3.00 to 1.00	2.500%	1.500%	0.200%
IV	Greater than 3.00 to 1.00	2.750%	1.750%	0.250%

ANNEX B

FORM OF

INTERIM FACILITIES AGREEMENT